Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

      We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 (No. 333-132253) of PRA International of our report dated July 18, 2006 relating to the financial statements of Pharma-Bio Research Metaholdings B.V., which appears in the Current Report on Form 8-K/A of PRA International dated October 5, 2006.

PricewaterhouseCoopers Accountants N.V.

Zwolle, The Netherlands
October 5, 2006